Exhibit (e)

EXHIBIT (e)

CO-REGISTRANT’S OUTSTANDING DEBT TO THE COMMONWEALTH OF

AUSTRALIA AS OF JUNE 30, 2013 AND ITS CONTINGENT LIABILITY AS

CO-REGISTRANT OF THE OUTSTANDING DEBT OF OTHER ENTITIES AS OF THE END

OF THE LAST SEVEN FISCAL YEARS

Public Debt

The public sector indebtedness of the Co-registrant is comprised of a number of distinct categories: public debt to the Commonwealth of Australia, other state debt to the Commonwealth of Australia, New South Wales Treasury Corporation guaranteed debt and contingent liabilities.

During April 1995, the Australian Government and the Co-registrant entered into an agreement (the “Financial Agreement”) whereby the Co-registrant would pre-redeem its debt to the Commonwealth of Australia. This was carried out in July 1995 and the Co-registrant currently has no debt to the Commonwealth of Australia outstanding.

Other State Debt to the Commonwealth of Australia

During the 1950s and 1960s a series of loans were made by the Commonwealth to the States under various agreements (contained in the Housing Agreement Acts 1956, 1961, 1966, 1973 and Housing Assistance Acts 1973, 1978, 1984 – all Commonwealth legislation). These involved a series of concessional interest rate loans with annual repayments by the states. These loans were provided 1956-57 until 1993-94. Subsequently, housing assistance from the Commonwealth to the States has taken the form of grants.

The following table outlines the outstanding advances made by the Commonwealth of Australia under this category of debt.

	As at June 30,
	2007	2008	2009	2010	2011	2012	2013
	(A$ million)
Commonwealth and State Housing	882	855	828	800	771	755	725

Guaranteed Debt On-lent by the Registrant

The Registrant’s primary function has been to act as a central financing authority for on-lending funds raised by it to various New South Wales statutory bodies. Under the provisions of the Public Authorities (Financial Arrangements) Act 1987 of New South Wales, financial arrangements entered into by a statutory body may be guaranteed by the Co-registrant.

The Registrant’s guaranteed debt, which is guaranteed by the Co-registrant, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by the Registrant

	As at June 30,
	2007	2008	2009	2010	2011	2012	2013
	(A$ million)
Bodies within the Public Accounts
Crown (NSW Treasury)	10,485	10,642	13,055	15,282	19,023	24,912	25,677
Barangaroo Delivery Authority	n/a	n/a	4	112	79	104	157
Department of Commerce	533	519	496	0	n/a	n/a	n/a
NSW Land and Housing Corporation	123	155	164	167	167	177	172
Department of Planning and Infrastructure	132	197	291	7	23	24	22

Department of Finance and Services	n/a	n/a	n/a	1,057	533	569	549
Growth Centres Commission	5	10	11	11	n/a	n/a	n/a

	As at June 30,
	2007	2008	2009	2010	2011	2012	2013
	(A$ million)
Hunter Development Corporation	n/a	1	2	4	7	n/a	n/a
Corporation Sole, Minister Administrating the Environmental Planning and Assessment Act 1979	n/a	n/a	n/a	308	351	413	433
NSW Businesslink Pty Ltd	14	14	13	13	13	13	13
Office of Community Housing	29	28	30	30	29	30	29
Urban Growth NSW Development Corporation	28	41	45	44	39	34	28
Roads and Maritime Services	825	734	726	677	589	527	517
Asbestos Injury Compensation Fund	n/a	n/a	n/a	n/a	n/a	171	n/a
Waste Asset Management Corporation	n/a	n/a	n/a	n/a	n/a	n/a	8
Other	13	11	5	5	3	2	n/a

State Owned Corporations
Ausgrid	3,518	3,941	5,084	6,110	7,076	9,216	9,274
Delta Electricity	588	694	1,155	1,239	778	833	784
Endeavour Energy	1,516	1,865	2,305	2,511	2,717	3,325	3,631
Eraring Energy	290	368	519	652	n/a	n/a	n/a
Essential Energy	2,192	2,561	3,002	3,481	3,787	4,754	4,760
Hunter Water Corporation	325	400	527	678	846	1,022	1,056
Landcom	203	172	118	90	122	92	121
Macquarie Generation	875	806	834	855	853	879	781
Newcastle Port Corporation	31	30	32	76	72	75	73
Port Kembla Port Corporation	49	58	62	63	56	58	n/a
State Water Corporation	38	38	55	111	157	180	175
Sydney Ports Corporation	170	168	349	633	628	705	n/a
Sydney Water Corporation	3,194	4,091	5,672	6,733	7,350	6,124	6,416
TransGrid	1,449	1,513	2,031	2,287	2,365	2,547	2,672
Transport Construction Authority	223	319	24	43	37	n/a	n/a
WSN Environmental Solutions	n/a	35	66	96	n/a	n/a	n/a

Other Statutory Authorities
Cobborra Holding Company Pty Limited	n/a	n/a	n/a	n/a	n/a	42	n/a
Country Rail Infrastructure Corporation	n/a	n/a	53	93	57	n/a	n/a
Forestry Corporation of NSW	158	166	171	149	139	149	143
Hawkesbury District Health Services	21	18	17	14	11	9	7
Transport for NSW	49	71	83	115	170	275	382
Rail Corporation New South Wales	16	n/a	n/a	n/a	463	135	510
State Transit Authority of New South Wales	75	76	181	238	336	362	352
Sydney Catchment Authority	375	414	475	500	498	524	481
Sydney Cricket & Sports Ground Trust	16	23	49	42	40	40	31
Sydney Ferries Corporation	53	66	89	n/a	4	n/a	n/a
Sydney Harbor Foreshore Authority	10	10	10	11	10	5	5
Taronga Conservation Society Australia	38	39	42	42	42	19	19
Transport Administration Corporation	n/a	n/a	n/a	n/a	n/a	n/a	n/a
University of New England	n/a	n/a	n/a	n/a	n/a	n/a	n/a
University of Technology, Sydney	39	38	41	42	42	45	44
Other	n/a	n/a	8	7	7	13	9

NSW Local Government	6	0	0	0	0	0	0

Total Funds Onlent	27,703	30,333	37,889	44,628	49,516	58,407	59,331
Undistributed borrowings	2,572	1,476	5,466	6,482	3,785	3,562	8,006
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	As at June 30,
	2007	2008	2009	2010	2011	2012	2013
	(A$ million)

Total Guaranteed Debt	30,275	31,809	43,355	51,110	53,301	61,969	67,337

The Registrant raises funds in both the domestic and international capital markets, with the market value of borrowings under management as at June 30, 2013 of A$67.3 billion, which includes A$6.6 billion of offshore debt based on the prevailing rates of exchange at June 30, 2013. The Registrant hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

Detailed information about the indebtedness of the Registrant, all of which is guaranteed by the Co-registrant, is included in Exhibit (d) of this report.

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